Exhibit A

Holdings Report

☐	Initial Holdings Report of , 20
(date a reporting person became an access person)

☐	Annual Holdings Report as of , 20
(date not more than 45 days prior to submission)

I.	To the President or President’s delegate of the Trust:

☐	As of the above date, I had direct or indirect beneficial ownership of the following covered securities:

Title	Number of Shares	Principal Amount of Security

☐	I have no covered securities to report.

II.        As of that same date, I held direct or indirect beneficial ownership of securities with the following broker/dealer(s) or bank(s) (note: list accounts, not securities)

☐	I have no accounts to report.

This report (i) excludes securities with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes securities not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Exhibit B

Securities Transaction Report

For the Calendar Quarter Ended:                 , 20

To the President or President’s delegate of the Trust:

I.         ☐       During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trust’s Code of Ethics:

Title of Security (and interest rate and maturity date, if applicable)	Date of Transaction	No. of Shares and Principal Dollar Amount of Transaction (Price)	Nature of Transaction (Purchase, Sale, Other)	Price at Which Transaction Effected	Broker/ Dealer or Bank Through Whom Effected

☐	I have no securities transactions to report.

II.        ☐       During the quarter referred to above, I established the following account in which securities were held for my direct or indirect benefit during the quarter (note: list accounts, not securities):

Broker/Dealer or Bank With Whom Account Established	Date the Account Was Established

☐	I have no accounts to report.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, including investments through an automatic investment plan, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature: